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                                                                   EXHIBIT 12.1

                            BAYOU STEEL CORPORATION

        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (IN THOUSANDS, EXCEPT RATIOS)

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
                                                                  SIX MONTHS
                                                                  ENDED MARCH
                                  YEAR ENDED SEPTEMBER 31,            31,
                             ----------------------------------- --------------
                              1993    1994   1995   1996   1997   1997    1998
                             ------  ------ ------ ------ ------ ------  ------
Income (loss) before taxes
 and extraordinary items.... (6,739)  4,361 10,455    315  3,834 (1,000)  9,517
Interest expense............  8,261   7,670  7,821  8,635  8,962  4,517   4,133
Amortization................    458     553    893  1,164  1,006    574     430
                             ------  ------ ------ ------ ------ ------  ------
Earnings from continuing
 operations before fixed
 charges....................  1,980  12,584 19,169 10,114 13,802  4,091  14,080
Fixed charges:
  Amortization..............    458     553    893  1,164  1,006    574     430
  Interest expense..........  8,261   7,670  7,821  8,635  8,962  4,517   4,133
                             ------  ------ ------ ------ ------ ------  ------
    Total fixed charges.....  8,719   8,223  8,714  9,799  9,968  5,091   4,563
Ratio of earnings to fixed
 charges....................    0.2     1.5   2.2.    1.0    1.4    0.8     3.1
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